INAVINAV INAV CMFTCMFT CMFT The Proposed Merger of CMFT and INAV September 2021

www.cimgroup.com | ©2018 CIM Group | TRADE SECRET / CONFIDENTIAL INFORMATIONwww.cimgroup.com | ©2021 CIM Group | Trade Secret | Confidential Information Important Disclosures Cautionary Statement Regarding Forward-Looking Information This communication includes certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements can generally be identified as forward- looking because they include words such as "believes," "anticipates," "expects," "would," "could," or words of similar meaning. Statements that describe future plans and objectives are also forward-looking statements. These statements are based on the current expectations of management for CMFT and INAV (each as hereinafter defined) and on currently available industry, financial and economic data. Actual results may vary materially from those expressed or implied by the forward-looking statements, which are subject to a number of risks and uncertainties, many of which are out of the control of such companies, including, but not limited to, those associated with the risk that one or more of the proposed mergers will not be consummated within the expected time period or at all; the occurrence of any event, change or other circumstance that could give rise to the termination of one or more of the merger agreements; the failure to satisfy the conditions to the consummation of each proposed merger, including the approval of the stockholders of INAV, as applicable; the ability of CC CMFT (as hereinafter defined) to achieve the expected cost synergies or to engage in any liquidity event; the disruption of management’s attention from ongoing business operations due to the proposed mergers; the availability of suitable investment or disposition opportunities; the impact of the COVID-19 pandemic on the operations and financial condition of both CMFT and INAV and the real estate industries in which they operate, including with respect to occupancy rates, rent deferrals and the financial condition of their respective tenants; general financial and economic conditions, which may be affected by government responses to the COVID-19 pandemic; legislative and regulatory changes; and other factors, including those set forth in the section entitled “Risk Factors” in CMFT’s and INAV’s most recent Annual Reports on Form 10-K, as amended, and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (“SEC”), and other reports filed by CMFT and INAV with the SEC, copies of which are available on the SEC’s website, www.sec.gov. Forward-looking statements are not guarantees of performance or results and speak only as of the date such statements are made. Except as required by law, neither CMFT nor INAV undertakes any obligation to update or revise any forward-looking statement in this communication, whether to reflect new information, future events, changes in assumptions or circumstances or otherwise. Additional Information and Where to Find It In connection with the proposed merger, CMFT intends to file a registration statement on Form S-4 with the SEC that will include a proxy statement of INAV and will also constitute a prospectus of CMFT. This communication is not a substitute for the registration statement, the proxy statement/prospectus or any other documents that will be made available to the stockholders of INAV. In connection with the proposed merger, INAV intends to file relevant materials with the SEC, including a proxy statement on Schedule 14A relating to a special meeting of its stockholders. STOCKHOLDERS OF INAV ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE RELEVANT PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Stockholders of INAV will be able to obtain such documents free of charge at the SEC’s website, www.sec.gov, or through CIM Group LLC’s website at https://www.cimgroup.com/announcements, as they become available. Such documents are not currently available. Participants in Solicitation INAV and its directors and executive officers, as well as certain affiliates of CIM Group, LLC serving as their external advisors, may be deemed to be participants in the solicitation of proxies from INAV’s stockholders in respect of the proposed merger between INAV and CMFT. Information regarding the directors, executive officers and external advisors of INAV and CMFT is contained in the Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC by each entity on March 31, 2021, as amended by INAV on April 19, 2021 and as amended by CMFT on April 27, 2021. Investors may obtain additional information regarding the interest of such participants by reading the proxy statement of INAV regarding its proposed merger with CMFT when it becomes available. No Offer or Solicitation This communication does not constitute an offer to sell or the solicitation of an offer to buy or sell any securities or a solicitation of a proxy or of any vote or approval. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended. This communication may be deemed to be solicitation material in respect of the proposed merger of INAV with CMFT. 1

www.cimgroup.com | ©2018 CIM Group | TRADE SECRET / CONFIDENTIAL INFORMATIONwww.cimgroup.com | ©2021 CIM Group | Trade Secret | Confidential Information Transaction Overview Note: CMFT, INAV are non-traded REITs managed by affiliates of CIM Group, LLC (“CIM” or “CIM Group”). 1. Based on CMFT and INAV’s respective most recently published NAVs, published as of 3/31/2021 and 7/31/2021 respectively. CC CMFT equity value assumes a 10.6% premium paid in consideration on all INAV shares outstanding as of 7/31/2021. 2. Weighted average across all share classes. 3. Premium is approximate, based on the average exchange ratio. 4. Based on INAV’s NAV per share as 7/31/2021; please refer to page 14 for further detail on implied value for INAV’s share classes. 5. Based on INAV’s YTD G&A as of 6/30/2021. Executive Summary » CIM Real Estate Finance Trust (“CMFT”) has entered into a definitive agreement to merge with CIM Income NAV (“INAV”), which will create a leading commercial real estate credit-focused REIT » Pro forma for the transaction, the Combined Company (“CC CMFT”) will have an enterprise value of $6.0 billion and a combined equity value of $3.2 billion (1) » A combination between CMFT and INAV is another step in positioning CC CMFT for a liquidity event including a listing in 2022 Transaction Consideration » INAV stockholders will receive 2.546 (2) shares of CMFT in common stock for each share of INAV, resulting in an implied value per share of $18.33 (3) based on CMFT’s NAV per share of $7.20 as of March 31st, 2021, which represents an approximate 10.6% premium (4) to INAV’s most recently published NAV per share of $16.57 as of July 31st, 2021 » CMFT stockholders will own approximately 83% and INAV stockholders will own approximately 17% of the combined company Board of Directors » Upon closing, the CMFT board shall appoint one independent director of the INAV board to serve on the CMFT board, increasing CMFT’s board to eleven members including nine independent directors Cost Savings » CC CMFT is expected to realize $2.8 (5) million of annualized G&A synergies on a run-rate basis along with additional cash flow improvement of $2.5 million through the elimination of ongoing stockholder servicing fees Distributions » CMFT intends to increase its distribution rate subject to approval by the CMFT Board of Directors, so that INAV stockholders will receive aggregate per annum distributions in an amount equal to or greater than INAV’s current annualized distributions after the closing of the proposed merger Transaction Close » The transaction is expected to close in the fourth quarter of 2021, subject to customary closing conditions, including INAV stockholder approval 2

www.cimgroup.com | ©2018 CIM Group | TRADE SECRET / CONFIDENTIAL INFORMATIONwww.cimgroup.com | ©2021 CIM Group | Trade Secret | Confidential Information » CC CMFT will have an equity value of $3.2 billion and total enterprise value of $6.0 billion (1) » Drives relevance with investors and capital sources » Larger asset base provides greater flexibility to recycle non-core assets » The transaction represents one more step to better positon the combined company for a listing » Reduced cost of capital due to increased scale and diversification » CC CMFT is expected to have enhanced access to equity and debt capital markets and diversified sources of capital » Scale strengthens liquidity once listed » Size is highly correlated with premium to book value and improved cost of capital for publicly-listed REITs » More efficient G&A load across a larger asset base » INAV stockholders benefit from higher annualized base rent (“ABR”) and CMFT stockholders benefit from increased diversity » INAV is primarily invested in complementary net lease real estate aiding CMFT’s objective of becoming a leading commercial real estate credit-focused REIT » Improved portfolio diversification across asset classes, geography and tenants » A combination diversifies tenancy and decreases concentration of top 10 tenants » Top 5 tenant concentration decreases from 22% for both CMFT and INAV to 19% with no single tenant concentration above 5% Scale Liquidity and Increased Financial Flexibility Value Enhancement and Upside Diversification Maintain and Grow Stockholder Distribution » CMFT is committed to a transaction that preserves and grows distributions 3 Combination creates a premier commercial real estate credit-focused REIT Sources: Company filings and company provided information. Data as of 6/30/2021, unless otherwise noted. 1. Based on CMFT and INAV’s respective most recently published NAVs, published as of 3/31/2021 and 7/31/2021 respectively. CC CMFT equity value assumes a 10.6% premium paid in consideration on all INAV shares outstanding as of 7/31/2021. 2. As of 6/30/2021. Positions the Company for a Liquidity Event » CC CMFT will be positioned for a listing post-transaction » CC CMFT provides greater alternatives for liquidity to stockholders and has made significant progress YTD in positioning itself for a liquidity event: » Refinancing of fund facility debt through recent ABS and SASB CMBS financings » Sale of non-core real estate assets YTD for an aggregate sales price of $304.0 million and $22.8 million and a gain to book value of $46.5 million and $1.2 million, for CMFT and INAV respectively (2) Transaction Strategic Rationale

www.cimgroup.com | ©2018 CIM Group | TRADE SECRET / CONFIDENTIAL INFORMATIONwww.cimgroup.com | ©2021 CIM Group | Trade Secret | Confidential Information Occupancy % 93.1% 98.6% 94.2% IG Tenancy (% of Total ARI) 38.8% 27.8% 36.5% Top 5 Tenants (% of Total ARI) 22.3% 22.4% W.A. Lease Term 8.3 Years 9.5 Years 8.5 Years No. of Properties 469 121 590 Total SF (mm) 18.6 5.2 23.8 $0.5 $0.366$0.932 O pe ra tio na l M et ric s $3.2 Dividend per Share (2) $0.364 19.4% $13.69Annualized Rental Income (ARI) PSF $14.12 $12.26 Fi na nc ia l $5.0 $0.9 $6.0Enterprise Value ($ billion) (1) Equity Value ($ billion) (1) $2.6 Portfolio Combination CMFT INAV Source: CMFT and INAV provided data and company filings. Note: Metrics as of 6/30/2021. 1. Based on CMFT and INAV’s respective most recently published NAVs, published as of 3/31/2021 and 7/31/2021 respectively. CC CMFT equity value assumes a 10.6% premium paid in consideration on all INAV shares outstanding as of 7/31/2021. 2. For CC CMFT, assumes CMFT intends to increase its distribution rate subject to approval by the CMFT of Directors so that INAV stockholders will receive aggregate per annum distributions in an amount equal to or greater than INAV’s current annualized distributions after the closing of the proposed merger. CC CMFT 4

www.cimgroup.com | ©2018 CIM Group | TRADE SECRET / CONFIDENTIAL INFORMATIONwww.cimgroup.com | ©2021 CIM Group | Trade Secret | Confidential Information $7.5 $4.5 $3.2 $2.6 $2.2 $1.4 $1.3 $1.2 $1.0 $0.8 $0.7 STWD BXMT CMFT + INAV CMFT Standalone ARI LADR BRSP KREF TRTX GPMT ACRE CC CMFT Creates a Leading Commercial Credit-focused REIT with Benefits of Scale Source: Company filings as of 6/30/2021, S&P Global and FactSet data as of 9/17/2021. 1. Assumes a successful listing for CC CMFT. Based on CMFT and INAV’s respective most recently published NAVs, published as of 3/31/2021 and 7/31/2021 respectively. CC CMFT equity value assumes a 10.6% premium paid in consideration on all INAV shares outstanding as of 7/31/2021. CC CMFT Will Solidify Its Position as the Third Largest Publicly Listed Credit-focused REIT (1) Significantly Under-levered Relative to Peers With Opportunity to Grow Accretively CMFT vs. Select Mortgage REITs – Equity Value ($bn): Debt to Equity (x): 5 Standalone CMFT 3.9x 3.8x 3.3x 3.1x 3.0x 2.9x 2.6x 2.5x 1.9x 1.0x 0.9x TRTX GPMT KREF BXMT BRSP LADR ARI ACRE STWD CMFT Standalone CMFT + INAV CC CMFTStandalone CMFT

www.cimgroup.com | ©2018 CIM Group | TRADE SECRET / CONFIDENTIAL INFORMATIONwww.cimgroup.com | ©2021 CIM Group | Trade Secret | Confidential Information Single-Tenant Retail 39% Single-Tenant Industrial and Office 1% Multi-Tenant Shopping Centers 28% Broadly Syndicated Loans 10% RE Loan Investments 17% Other 5% Enhanced Diversification Source: Company filings as of 06/30/2021. 1. Represents % of gross asset value as of 6/30/2021; for CMFT and CC CMFT, “Other” includes REO investments and liquid RE investments; for INAV, includes investment in CUII and marketable securities. 2. Based on % of total portfolio annualized rental income. Enhanced Asset Mix (1) 6 Reduced Tenant Concentration (2) CMFT INAV CC CMFT 5.4% 4.9% 4.5% 4.3% 3.2% 5.3% 4.8% 4.6% 4.4% 3.3% 4.9% 4.1% 3.7% 3.6% 3.1% Single-Tenant Retail 40% Single-Tenant Industrial 2% Single-Tenant Office 5% Multi-Tenant Shopping Centers 25% Broadly Syndicated Loans 8% RE Loan Investments 15% Other 5% Single-Tenant Retail 46% Single- Tenant Industrial 12% Single-Tenant Office 28% Multi-Tenant Shopping Centers 7% Other 7% CMFT INAV CC CMFT

www.cimgroup.com | ©2018 CIM Group | TRADE SECRET / CONFIDENTIAL INFORMATIONwww.cimgroup.com | ©2021 CIM Group | Trade Secret | Confidential Information CMFT Investment Strategy 7 CMFT Portfolio mix of net lease assets and CRE debt based on market opportunities seeking optimal risk- adjusted returns Highly flexible and efficient investment platform Enhance diversification through scale Maximize dividend yield for investors and ultimately a liquidity event for stockholders $6.0 Billion Total Enterprise Value A leading commercial real estate credit-focused REIT, primarily invested in net lease assets and originated CRE debt  Enhanced Dividend per Share Access to 1,000+ CIM Professionals $28.3 Billion CIM AUM Alignment of Sponsor CC CMFT Vision Statement: To maximize value for our stockholders, we will strive to become a best-in-class credit-focused REIT that opportunistically invests in net lease assets and CRE debt     

www.cimgroup.com | ©2018 CIM Group | TRADE SECRET / CONFIDENTIAL INFORMATIONwww.cimgroup.com | ©2021 CIM Group | Trade Secret | Confidential Information Flexible Balance Sheet with Room for Growth Source: Company filings. 1. Based on CMFT and INAV’s respective most recently published NAVs, published as of 3/31/2021 and 7/31/2021 respectively. CC CMFT equity value assumes a 10.6% premium paid in consideration on all INAV shares outstanding as of 7/31/2021. » As CMFT transitions to a leading credit-focused REIT, CC CMFT has right-sized its capital structure with match funding of assets and liabilities » Substantial cash on balance sheet and unencumbered asset base available to fuel accretive growth » Transaction expected to enhance access to capital » CC CMFT will benefit from CIM’s strong relationships with lending community Credit Highlights Pro Forma Capitalization as of 6/30/2021 8 Secured Debt 24% Unsecured Debt 76% Equity 51% Debt 49% » On July 15, 2021, CMFT borrowed $650 million secured by 114 properties - Net proceeds were used to pay down a portion of a $1.15 billion unsecured credit facility with JP Morgan Chase that was set to mature on March 15, 2022 » On July 28, 2021, CMFT issued $774 million of asset backed securities collateralized by 170 properties - CMFT used net proceeds to pay down the remaining balance of its credit facility, general corporate purposes and put cash on the balance sheet for reinvestment Recent Activity ($ in millions, unless otherwise noted) Equity Value (1) $3,152 Credit Facilities 2,262 Secured Debt 723 Total Debt 2,986 Less: Cash (152) Net Debt 2,834 Total Enterprise Value $5,986 Credit Metrics Net Debt / Enterprise Value 47.3%

Projected Timeline

CIM

The proposed merger transaction is expected to close in Q4 2021, subject to approval from INAV stockholders and other customary conditions

Summary Timeline

April 2021

» Initiated merger process and diligence

September 2021

» Executed Merger Agreement

Q4 2021

» Transaction expected to close


April
May to August
September
October
November
December

May-August 2021

» INAV continued to evaluate the proposed mergers and conduct due diligence

October 2021

» Proxy materials expected to be mailed to INAV stockholders

» Proxy solicitation expected to begin

December 2021

» Anticipated INAV stockholder meeting to vote on the merger

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www.cimgroup.com | ©2018 CIM Group | TRADE SECRET / CONFIDENTIAL INFORMATIONwww.cimgroup.com | ©2021 CIM Group | Trade Secret | Confidential Information Financial Advisor Legal REIT & Securities Counsel Process Overview » On December 22, 2020, CMFT completed its merger with CCIT III and CCPT V in separate stock-for-stock transactions, resulting in a credit-focused REIT with $4.5bn of total assets » In April of 2021, both CMFT and INAV formed special committees to review a potential combination of INAV with CMFT - While CMFT and INAV have one overlapping independent director, no member of the CMFT Special Committee served on the INAV Special Committee or participated in the deliberations with regard to the transaction, and vice versa - CMFT’s special committee engaged RBC Capital Markets, LLC as exclusive financial advisor and Sullivan & Cromwell as legal counsel - INAV’s special committee engaged Jones Lang LaSalle Securities, LLC as exclusive financial advisor and Nelson Mullins Riley & Scarborough as legal counsel Highlights of the Merger Process CMFT Special Committee INAV Special Committee 10

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CIM

CIM Group Overview



1994
Established

$28.3B[2]
Assets Owned and Operated

675+
Real Assets Owned & Operated

Competitive Advantages

Diverse **Team** of In-House Professionals

Commitment to **Community**

Disciplined Approach

9
Corporate Offices Worldwide

● Corporate & Affiliated Offices[1]

1,000+
Employees



Tokyo
Phoenix
Chicago
New York
Headquartered in Los Angeles
Dallas
Atlanta
Orlando
Washington D.C. Area

Community-Focused Platforms



$28.3B
Assets Owned & Operated

Real Estate | $18.5B

Projects span multiple real estate sectors and incorporate equity investment strategies across the risk-return spectrum including core, value-add, opportunistic and ground-up development approaches. CIM seeks to create value in real estate assets through re-positioning, re-leasing, active management, operational expertise, development or a combination of these methods.

Infrastructure | $2.4B

CIM's infrastructure program is focused on investments in renewable energy, digital infrastructure, water and waste management, transportation and social infrastructure projects that support the long-term sustainable growth of urban communities across North America. CIM seeks to create value in infrastructure assets through development, expansion, upgrades, active management and operational expertise.

Credit | $7.3B

Net-lease real estate occupied by credit tenants and commercial real estate debt where CIM leverages its experience as an owner, operator and developer to inform lending assumptions.

Data as of March 31, 2021. 1. Corporate offices named in orange on map. Affiliated offices typically have smaller, dedicated resources (i.e., Distribution). Sydney office is through a placement agent. 2. See "Assets Owned and Operated" under "Additional Disclosure" on page 14.

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CIM Group: Creating Value. Enhancing Communities.

CIM

Through the execution of transformative projects over 25+ years, CIM Group has established a track record of creating value for stakeholders while making a positive difference in communities.

Team

1,000+ employees in a vertically integrated team

- Core in-house capabilities include acquisition, credit analysis, development, finance, leasing, onsite property management and distribution
- Expertise across the capital stack and in multiple markets, asset classes and strategies
- Extensive experience sourcing, executing and restructuring deals and delivering creative solutions

Community

135 "Qualified Communities" across the Americas with capital deployed in 75

- Distinctive community qualification process with local expertise in each Qualified Community
- Proprietary deal sourcing through local relationships, partners and stakeholders resulting in 70% of investments sourced off-market[1]
- Invests at least $100 million in each community, using broad real asset expertise to tailor projects to the community's needs

Discipline

Reliance on sound business plan execution, not financial engineering

- Disciplined approach to positioning assets for long-term success, including rigorous underwriting and credit analysis processes, conservative leverage and controlled capital deployment
- CIM Group's opportunistic, stabilized and infrastructure strategies average 42.8% 25.6% and 21.3% leverage ratios,[2] respectively

Trusted Partner

170+ global institutional investors and $28.3B[4] of assets owned and operated

- Seasoned partner with strong, long-standing relationships with industry owners, operators, developers and institutional investors
- Long-standing, deep and broad relationships with more than 50 of the largest banking and lending groups in North America
- Capability to handle complicated projects and structures

Experience

25+ years of experience as an owner, operator, lender and developer

- Led more than $60 billion of projects — with approximately $30 billion realized — across three primary asset classes
- Holistic, sector agnostic approach helps position each project for success and serves as a critical component of our ability to enhance communities and create value
- Successfully navigated diverse market cycles
- Completed landmark projects in cities across the Americas

Past performance is no guarantee of future results. 1. Off-market percentage based on invested equity across all CIM investments. 2. CIM and its affiliated entities as a borrower. 3. Includes opportunistic funds CIM III, VIII, and IX, stabilized funds CIM IV, CIM VI, and CUII, and infrastructure funds CIM V and Infra II. Leverage ratio is defined as debt over total assets at fair value. Debt represents the outstanding principal amount for loans associated with the property or Fund, not taking into consideration any unamortized loan costs or mark-to-market change in the valuation of the loan. As of March 31, 2021. 4. See "Assets Owned and Operated" under "Additional Disclosure" on page 14.

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www.cimgroup.com | ©2018 CIM Group | TRADE SECRET / CONFIDENTIAL INFORMATIONwww.cimgroup.com | ©2021 CIM Group | Trade Secret | Confidential Information Additional Disclosure 14 Exchange Ratio Offer Price » INAV Class D / CMFT: 2.574x » INAV Class T / CMFT: 2.510x » INAV Class S / CMFT: 2.508x » INAV Class I / CMFT: 2.622x » INAV Class D: $18.53 » INAV Class T: $18.07 » INAV Class S: $18.06 » INAV Class I: $18.88 » Transaction Consideration - The below table outlines the number of shares that each holder of INAV’s Class D, T, S and I common stock will receive of CMFT common stock and the respective implied offer price for each class Page 2 » Assets Owned and Operated - Assets Owned and Operated (“AOO”) represents the aggregate assets owned and operated by CIM on behalf of partners (including where CIM contributes alongside for its own account) and co-investors, whether or not CIM has discretion, in each case without duplication Pages 12 and 13